Exhibit 99.3

Nukkleus Completes Tiltan Acquisition, Adds 30 Years of Defense AI Leadership to Portfolio

Israeli defense technology pioneer, supplier to IAI, Elbit, and Rafael, now a wholly owned Nukkleus subsidiary

NEW YORK and TEL AVIV, Israel, December 30, 2025 — Nukkleus Inc. (NASDAQ: NUKK), (the “Company”), a strategic acquirer and developer of high-growth aerospace and defense businesses, today announced the closing of its acquisition of Tiltan Software Engineering Ltd. (“Tiltan”), a 30-year leader in defense AI simulation, synthetic data generation, and GPS-denied navigation systems. Tiltan is now a wholly owned subsidiary of the Company.

Tiltan’s technology is embedded in some of the world’s most advanced defense programs. Tiltan’s simulation platforms train pilots and operators for Israel Aerospace Industries, its synthetic data accelerates machine learning development for Elbit Systems, and its GPS-denied navigation systems enable Rafael Advanced Defense Systems platforms to operate in contested electromagnetic environments. The Israeli Ministry of Defense has recognized Tiltan with multiple innovation and excellence awards over its three-decade history.

The acquisition gives Nukkleus a strong position in defense technology’s fastest-growing segments. The defense AI market is expected to grow from $28 billion to $65.5 billion by 2034. The military simulation market will exceed $21 billion by 2030. And as GPS jamming reshapes modern warfare, from Ukraine to the Baltic, demand for Tiltan’s navigation solutions is accelerating rapidly.

“Tiltan doesn’t just participate in these markets, it helps define them,” said Menny Shalom, CEO of Nukkleus. “For 30 years, when Israel’s top defense contractors needed simulation that worked, synthetic data they could trust, or navigation systems that function when GPS doesn’t, they called Tiltan. That reputation isn’t for sale at any price, but it is exactly what we acquired today. We are proud to bring Tiltan into the Nukkleus family and committed to building on their remarkable legacy.”

The purchase price of NIS 47,600,000 (approximately $14 million) is payable 75% in cash through six installments ending June 2026, and 25% in Nukkleus common stock released from escrow on the settlement date. The Company’s payment obligations are secured by a pledge of the acquired Tiltan shares.

Tiltan joins a growing Nukkleus portfolio focused on mission-critical defense technologies. Combined with the Company’s pending acquisition of Star 26 Capital, including Rimon, a key Iron Dome component supplier, Nukkleus is assembling integrated capabilities across AI, simulation, unmanned systems, and defense electronics.

Additional details are available in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

About Nukkleus Inc.

Nukkleus Inc. (NASDAQ: NUKK) acquires and scales mission-critical suppliers across defense, aerospace, and advanced manufacturing. The company targets Tier 2 and Tier 3 businesses forming the industrial backbone of national security infrastructure in the US, Israel, and Europe. For more information, visit www.nukk.com.

About Tiltan Software Engineering Ltd.

Tiltan Software Engineering Ltd. is a leading Israeli defense technology company with over 30 years of experience in AI-driven simulation, synthetic data generation, 3D visualization, and GPS-denied navigation. The company serves Israel Aerospace Industries, Elbit Systems, Rafael Advanced Defense Systems, and military organizations worldwide. Tiltan has received multiple awards from the Israeli Ministry of Defense for innovation and excellence.

Forward-Looking Statements

This press release contains forward-looking statements pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to integrate Tiltan successfully, market acceptance, defense industry changes, geopolitical risks, and other factors described in Nukkleus’ SEC filings. Forward-looking statements speak only as of this date, and the Company undertakes no obligation to update them except as required by law.

Contacts

Investors:

The Equity Group Inc.

Lena Cati

lcati@equityny.com, 212-836-9611 or

Val Ferraro

vferraro@theequitygroup.com, 212-836-9633

Company:

Nukkleus Inc.,

575 Fifth Avenue, 14th Floor, New York, NY 10017

info@nukk.com, 212-791-4663

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